EXHIBIT 16.1

Weinberg & Baer LLC
115 Sudbrook Lane, Baltimore, MD 21208
Phone (410) 702-5660

May 2, 2013

Securities and Exchange Commission
100 F Street NE
Washington, DC 20549

RE: L3 Corp.

We have read the statements that we understand L3 Corp. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Respectfully submitted,

Weinberg & Baer LLC
Baltimore, Maryland